[LETTERHEAD OF AMERICAN SKANDIA ADVISOR FUNDS, INC.]


                                                              May __, 1997


American Skandia Marketing, Incorporated
One Corporate Drive
Shelton, Connecticut 06484

Ladies & Gentlemen:

                  With respect to our purchase from you, for the account of American Skandia Advisor Funds, Inc., a Maryland corporation, at the purchase price of $50,000, representing 1000 beneficial interests (an "Initial Interest") in each of the five series of American Skandia Master Trust (the "Trust"), we hereby advise you that we are purchasing such Initial Interest for investment purposes without any present intention of withdrawing or reselling.

                  The amount paid by the Trust on any decrease or withdrawal by us of any portion of such Initial Interest will be reduced by a portion of any unamortized organization expenses, determined by the portion of the amount of such Initial Interest withdrawn to the aggregate Initial Interest of all holders of similar Initial Interest then outstanding after taking into account any prior withdrawals of any such Initial Interest.

                                          Very truly yours,

                                          AMERICAN SKANDIA ADVISOR  FUNDS, INC.


                                          By: __________________________
                                        Name:
                                       Title: